Exhibit 10.42

2009 Base Salaries for Named Executive Officers

The Compensation Committee of the Board of Directors (the “Committee”) annually sets forth compensation levels and equity awards for the Company’s executive officers using the following process: after reviewing the data set forth in a compensation survey provided by Radford Surveys + Consulting, a global life sciences and technology industry compensation consulting firm, the Committee determines on an annual basis for each executive officer, (1) a target annual compensation package, (2) the appropriate allocation of the total compensation package between base salary, short-term performance based compensation and long-term equity incentive compensation, and (3) whether there should be any changes to the compensation packages to better align our executive officers’ interests with those of our stockholders. Adjustments to the base salary of our executive officers is determined by the Committee in February of each year, with the adjustments becoming effective March 1st. For 2009, the Committee approved the salaries listed below for each of the Company’s named executive officers.

Named Executive Officer	Base Salary for 2009
Claes Glassell President and Chief Executive Officer	$490,000

Kevin D. Green Vice President, Finance and Chief Accounting Officer	$220,000

Laurence M. Corash, M.D. Senior Vice President and Chief Medical Officer	$375,000

William M. Greenman Senior Vice President, Business Development and Marketing	$312,000

Howard G. Ervin Vice President, Legal Affairs	$311,531